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                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20549


                          __________________________


                                   FORM 8-K

                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) July 6, 1999
                                                          ------------

                                 Ventas, Inc.
                                 ------------
            (Exact name of registrant as specified in its charter)


           Delaware                      1-10989                 61-1055020
----------------------------           -----------           ------------------
(State or other jurisdiction           (Commission              (IRS Employer
    of incorporation)                  File Number)          Identification No.)

4360 Brownsboro Road, Suite 115, Louisville, Kentucky             40207-1642
--------------------------------------------------------------------------------
     (Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code  (502) 357-9000
                                                   ---------------
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Item 5.   Other Events

     On April 12, 1999, Ventas, Inc. ("Ventas" or the "Company") entered into an agreement (the "Standstill Agreement") with Vencor, Inc. ("Vencor") pursuant to which each of the Company and Vencor agreed not to pursue any claims against the other or any third party relating to the April 1998 reorganization of the Company or any claims relating to certain defaults under Vencor's lease agreements with the Company. On April 12, 1999, the Company and Vencor also entered into an agreement (the "Tolling Agreement") pursuant to which they agreed that any statutes of limitations or other time constraints in a bankruptcy proceeding that might be asserted by one party against the other will be extended or tolled from April 12, 1999 until the Standstill Agreement terminates due to Vencor's failure to make certain contemplated lease payments.

     On July 6, 1999, Ventas announced that it entered into an amendment to the Standstill Agreement which provides that if Vencor pays the full amount of June 1999 rent on the following schedule, the Company will not exercise its remedies under its lease agreements with Vencor. The schedule is $3.5 million on July 8, $1 million on each of July 9, 12, 13, 14, 15, and 16, $2 million on each of July 19, 20 and 21 and approximately $3.4 million on July 22. These payments, totaling approximately $18.9 million, represent the full amount of rent that is due for June under the lease agreements. If Vencor fails to pay any installment of June rent in accordance with the specified schedule, the Company will be entitled to exercise its remedies under its lease agreements with Vencor with respect to the late payment of June rent, unless Vencor or its bank lenders pay the full amount of unpaid June rent within five days of such non-payment.

     The Standstill Agreement will extend, until August 5, 1999, the obligations of each of the Company and Vencor to refrain from pursuing any claims against the other or any third party relating to the April 1998 reorganization and the Company's agreement not to exercise its remedies under its lease agreements with Vencor, other than its delivery of notice of non-payment of July rent. As provided in the Standstill Agreement, the Company delivered to Vencor notice of non-payment of July rent. If Vencor or its bank lenders fail to pay the full amount of July rent on or prior to August 10, 1999, the Company will be entitled to exercise immediately its rights and remedies under the lease agreements. The Standstill Agreement will terminate on the earliest to occur of August 5, 1999, any date that a voluntary or involuntary bankruptcy case is commenced by or against Vencor or Vencor's failure to make the full lease payments for June 1999 under the specified schedule.

     In addition, the Company and Vencor agreed to renew the Tolling Agreement which provides that any statutes of limitations or other time constraints in a bankruptcy proceeding that might be asserted by one party against the other would be extended or tolled from April 12, 1999 until the earlier to occur of August 5, 1999 or any date on which Vencor shall fail to pay when due any of the installments of June rent under the specified schedule.

     This Form 8-K includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities

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Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding the Company's expected future financial position, results of operations, cash flows, financing plans, business strategy, expected lease income, plans and objectives of management for future operations and statements that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from the Company's expectations.

     Factors that may affect the plans or results of the Company include, without limitation, (i) the ability of the Company's operators to maintain the financial strength and liquidity necessary to satisfy their obligations and duties under leases and other agreements with the Company and their existing credit agreements, (ii) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies and procedures, (iii) increases in the cost of borrowing for the Company, (iv) the ability of the Company's operators to deliver high quality care and to attract patients, (v) the ability of the Company to pay and/or refinance its indebtedness as it becomes due, (vi) the results of the ongoing investigation of the Company by the U.S. Department of Justice and other litigation affecting the Company, and (vii) the success of the Company in implementing its business strategy and the nature and extent of future competition. Many of such factors are beyond the control of the Company and its management.

     A copy of the amendment to the Second Standstill Agreement and the Tolling Agreement and the press release issued by the Company on July 7, 1999 are included as exhibits to this filing and are incorporated herein by reference.

Item 7.   Financial Statements and Exhibits.

     (a)  Financial statements of businesses acquired.

        Not applicable.

     (b)  Pro forma financial information.

        Not applicable.

     (c)  Exhibits:

      10.1 Amendment Number 5 to the Second Standstill Agreement dated April 12, 1999 and Amendment Number 4 to the Tolling Agreement dated April 12, 1999.

      99.1  Press Release dated July 7, 1999.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       VENTAS, INC.
                                       (Registrant)



Date: July 12, 1999                    By: /s/ T. Richard Riney
                                          ------------------------------
                                          Name:   T. Richard Riney
                                          Title:  Executive Vice President and
                                                  General Counsel

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                                 EXHIBIT INDEX


     10.1  Amendment Number 5 to the Second Standstill Agreement dated
           April 12, 1999 and Amendment Number 4 to the Tolling Agreement dated April 12, 1999.

     99.1  Press Release dated July 7, 1999.

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